Exhibit 10.38

FIRST AMENDMENT TO LEASE

This FIRST AMENDMEN TTO LEASE (this “Amendment”) is entered into this                 day of November, 2002, between Thermo Biostar, Inc., a Delaware corporation (“Tenant”) and The Park at CTC, LLC, a Colorado limited liability company (“Landlord”).

RECITALS

WHEREAS, Tenant and Landlord entered into a Lease dated June 25, 2001 (the “Lease”) for premises in that certain building commonly known as and numbered 331 South 104th Street, Louisville, Colorado;

WHEREAS, Pursuant to the second paragraph on page 1 of the Lease Tenant has designated a portion of the Contiguous Space (as defined in the Lease) located on the first floor of said building (the “Original First Floor Contiguous Space”); and

WHEREAS, Landlord and Tenant wish to amend the Lease by replacing the Original First Floor Contiguous Space with new space on the first floor of said building, all as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the Recitals, which shall be deemed to be a substantive part of this Amendment, and the mutual covenants, promises and agreements contained in this Agreement, the parties hereto do hereby covenant, promise and agree as follows:

1.                                       Contiguous Space.

a.                                       New First Floor Contiguous Space and Second Floor Contiguous Space

From and after the date of this Amendment the “Contiguous Space” under the Lease shall be comprised of:  (i) 9,390 rentable square feet in the southwest corner of the first floor of the Building (the “New First Floor Contiguous Space”), and (ii) approximately 4,200 rentable square feet on the second floor of the Building (the “Second Floor Contiguous Space”). The Original First Floor Contiguous Space shown on Exhibit A attached hereto is hereby replaced with the New First Floor Contiguous Space. The New First Floor Contiguous Space and the Second Floor Contiguous Space are shown on Exhibit A-1 attached hereto. Exhibit B-2 of the Lease is hereby deleted and replaced with Exhibit A-1 attached hereto. The final rentable square feet area of the Second Floor Contiguous Space shall be determined as set forth in third paragraph on page one of the Lease prior to Tenant’s taking possession thereof as set forth below. Upon acceptance of possession of the Second Floor Contiguous Space by Tenant the total Premises area shall be no more than approximately 75,000 rentable square feet.

From and after the date of this Amendment: (i) Tenant shall have no rights or  obligations with respect to the Original First Floor Contiguous Space; (ii) all references to “Contiguous Space” in the Lease shall be deemed to refer collectively to the New First Floor Contiguous Space and the Second Floor Contiguous Space, except that the terms and conditions of this Amendment shall control with respect to all matters concerning the construction of Tenant Improvements in the New First Floor Contiguous Space; and (iii) Landlord hereby releases and indemnifies and agrees to hold Tenant harmless from and against all claims, liabilities, demands, actions, causes of action, costs and expenses of any kind whatsoever arising from or in connection with the Original First Floor Contiguous Space. Upon the New First Floor Contiguous Space Commencement Date, the New First Floor Contiguous Space shall be subject to the terms of the Lease, as amended hereunder. Until Landlord delivers possession of the Second Floor Contiguous Space under the Lease, Tenant shall have no obligations under the Lease with respect to the Second Floor Contiguous Space. The immediately preceding sentence shall not be deemed to limit Tenant’s obligation under the Lease to take possession of the Second Floor Contiguous Space as set forth in the Lease.

All of the provisions in the Lease concerning Tenant Improvements to be made to the Contiguous Space, including without limitation, Sections 2.03, 3.02, 3.03, and 3.04 of the Lease shall remain in full force and effect and are hereby ratified, provided, however, that from and after the date of this Amendment all such provisions shall apply only to the Second Floor Contiguous Space.

2.             Commencement Date:  The commencement date of the Term with respect to the New First Floor Contiguous Space shall be January 1, 2003 (the “New First Floor Contiguous Space Commencement Date”) provided that:  (i) the Tenant Improvements to be constructed by Landlord in the New First Floor Contiguous Space are “substantially complete” (as defined in Section 2(g) of the Work Letter attached to the Lease as Exhibit E and attached to this Amendment as Exhibit B (the “Work Letter”)) (ii) Tenant has received a temporary certificate of occupancy which permits Tenant’s use of the New First Floor Contiguous Space for Tenant’s intended use; (iii) the incompletion of items required for a permanent unconditional Certificate of Occupancy will not materially impact Tenant’s occupancy, use, and enjoyment of the New First Floor Contiguous Space, all as reasonably determined by Tenant; and (iv) Tenant is able to commence its intended business operations within the New First Floor Contiguous Space, subject only to the installation by Tenant of its personal property. Landlord shall deliver possession of the New First Floor Contiguous Space to Tenant on the New First Floor Contiguous Space Commencement Date with the New First Floor Contiguous Space Improvements completed, as required in this Amendment, and free of all tenants and occupants, if any, and their personal property, fixtures, and equipment, broom clean, in good working order and condition and in compliance with all applicable laws, codes, ordinances, rules and regulations. Expiration of the term for the lease of the New First Floor Contiguous Space shall be as set forth in Section 2.01 of the Lease. Landlord and Tenant shall execute a certificate memorializing the New First Floor Contiguous Space Commencement Date promptly upon determination of such date. Landlord and Tenant shall work in good faith for completion of construction of the New First Floor Contiguous Space Tenant Improvements at the lowest practical cost and at the earliest reasonable time consistent with the intended scope, image and budget/schedule for such Tenant Improvements, subject to the terms and provisions of this Amendment.

3              Base Rent. Rent payments for the New First Floor Contiguous Space shall commence on the New First Floor Contiguous Space Commencement Date. Base Rent for the New First Floor Contiguous Space shall be calculated based on the dollar per rentable square foot amount set forth in Section 4.01 of the Lease in effect on the New First Floor Contiguous Space Commencement Date and shall increase thereafter on the same dates as the Initial Premises Base Rent increases as set forth in Section 4.01, provided, however, that Rent shall be prorated on a per diem basis for any partial year and month during the term of the New First Floor Contiguous Space.

4.                                       Improvement Allowance.

a. New First Floor Contiguous Space Improvement Allowance. The provisions of this Section 4 shall control as to the payment by Landlord and application by Tenant of an improvement allowance (the “New First Floor Contiguous Space Improvement Allowance”) for use in completing the Tenant Improvements in the New First Floor Contiguous Space. The New First Floor Contiguous Space Improvement Allowance shall be $230,154.00. The total New First Floor Contiguous Space Improvement Allowance shall be made available to Tenant upon execution of this Amendment.

b. Tenant Improvements. The Tenant Improvements in the New First Floor Contiguous Space shall be completed pursuant to final, approved construction documents, based on the preliminary specifications and plans attached to the proposal request dated September 30, 2002, delivered by Tenant to Landlord on said date. Within five (5) business days after the date of this Amendment Landlord shall submit a Project Schedule to Tenant for Tenant’s approval, based on such preliminary specifications and plans. Landlord and Tenant shall diligently work together in good faith to agree on a Project Schedule and to finalize the specifications and plans for the New First Floor Contiguous Space Tenant Improvements (such final specifications and plans are hereinafter referred to as the “Final Plans”). Landlord shall construct or cause to be constructed the New First Floor Contiguous Space Tenant Improvements. Section 2 (with the exception of the requirement in Section 2(c) that Landlord seek competitive bids from not less than three general contractors and the second sentence of Section 2(b) and Sections 3(b) and 3(c) of the Work Letter are incorporated herein by reference and shall control with respect to the New First Floor Contiguous Space Tenant Improvements, including, without limitation, (i) the determination of the costs of the New First Floor Contiguous Space Tenant Improvements and the application thereto of the New First Floor Contiguous Space Improvement Allowance; (ii) the performance of the construction of such Tenant Improvements by Landlord; and (iii) Tenant’s acceptance of such Tenant Improvements. Landlord shall enter into a cost-plus a fixed fee and guaranteed maximum price contract with Golden Triangle Construction (“GTC”), subject to Tenant’s written approval (the “GTC Contract”). Such contract shall obligate GTC to obtain competitive bids for the construction of the New First Floor Contiguous Space Tenant Improvements, with final bids for all aspects of such Tenant Improvements to be approved by Tenant’s project manager prior to acceptance by GTC. Landlord, GTC nor any subcontractor shall make any changes to the scope and/or cost of such Tenant Improvement work, as set forth in any such accepted bids or the GTC Contract, without Tenant’s prior written approval. In addition to such Work Letter provisions, Tenant may apply the New First Floor Contiguous Space Improvement Allowance to all costs and expenses incurred by Tenant in connection with the preparation of the preliminary specifications and plans and the Final Plans. Tenant’s Project Manager shall be Robert Fraley. Tenant may designate a new Project Manager upon written notice to Landlord.

c.             Construction Costs. In the event the actual costs and expenses for planning and construction of the New First Floor Contiguous Space Tenant Improvements is less than the total New First Floor Contiguous Space Improvement Allowance, the excess amount shall be credited to Tenant in the form of abatement of Base Rent, beginning as of the first date of the month following reconciliation of all improvement costs and the New First Floor Contiguous Space Improvement Allowance and continuing until the entire excess is utilized.

5.             Agency. Tenant acknowledges that PointSource Corporate Real Estate Solutions, Inc. (“PointSource”) is acting as Tenant’s agent and that payment of a commission to PointSource related to this  Amendment is the responsibility of Tenant. Tenant warrants and agrees to save and hold Landlord harmless from any and all leasing commissions, costs and liabilities, including reasonable attorneys’ fees, with respect to this Amendment for which Tenant is responsible.

6.             Miscellaneous.

a.             Notwithstanding any provision in the Lease to the contrary, including Section 5.01, upon the New First Floor Contiguous Space Commencement Date, “Tenant’s Proportional Share” under the Lease shall be 66.6%.

7.             Definitions. Capitalized terms used without definition herein shall have the meanings assigned to them in the Lease.

8.             Full Force and Effect. To the extent not amended or modified herein, the Lease shall remain in full force and effect and is hereby ratified.

9.             Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be considered an original and all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly and properly executed as of the date first set forth above.

THE PARK AT CTC, LLC,
A Colorado limited liability company

		By:	/s/Donald J. Marcotte 12/27/02
Donald J. Marcotte,
Managing Member

THERMO BIOSTAR, INC.,
A Delaware corporation

		By:	/s/Noel Doheny	12-9-02
Noel Deheny, President

Accepted and acknowledged:

THERMO ELECTRON CORPORATION,
A Delaware corporation,
Guarantor of the Lease

By:	/s/Thomas J. Burke
Name:	Thomas J. Burke
Tile:	VP, Global Business Services

Date:	December 11, 2002

EXHIBIT A

(Original First Floor Contiguous Space Floor Plan)

05/2002 12:43 3037382294 INTERGROUP PAGE 02/03

BIOSTAR EXPANSION
9484
4,070
TOTAL 13,554 SF
FUTURE TENANT
10,555 SF.
BIOSTAR EXPANSION
9,484 SF

PARTIAL 1ST FLOOR PLAN

SCALE: 1/32" = 1'-0" (NOTE "ODD BALL" SIZE !!)

(1)

EXHIBIT A-1

(New First Floor Contiguous Space and Second Floor Contiguous Space Floor Plans)

EXHIBIT B

(Work Letter)

EXHIBIT E

WORK LETTER

This Work Letter, dated June 25, 2001, referenced in the Lease of even date herewith (the “Lease”) wherein Thermo BioStar, Inc., a Delaware corporation (“Tenant”) has agreed to lease certain office space from The Park at CTC, LLC, a Colorado limited liability company (“Landlord”) at property known as The Park at CTC, Louisville, Colorado, and more fully described in said Lease. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned in the Lease.

1.             Tenant Improvements.

(a)           Any improvements to be made within the Premises for the benefit of Tenant, whether within the Initial Premises, Contiguous Space or Expansion Space, which are not a part of the Base Building, shall be referred to herein and in the Lease as the “Tenant Improvements”. The parties hereto expressly acknowledge and agree that the Tenant Improvements within the Initial Premises are to be constructed by Landlord pursuant to the terms and conditions of this Work Letter. Where Tenant elects in conformance with the Lease to require Landlord to perform the Tenant Improvements within the Contiguous Space or Expansion Space, then this Work Letter shall be applicable to the performance of the same, except that Landlord shall generate a new Project Schedule for Tenant’s approval.

(b)            Within the time period set forth in the Project Schedule, Landlord shall cause its architect (“Landlord’s Architect”, which for purposes of the Initial Premises shall be Intergroup Architects) to prepare drawings for the Tenant Improvements (“Tenant Improvement Drawings”) contemplated by Tenant, and the same shall include (i) details of space occupancy; (ii) sprinkler locations; (iii) reflected ceiling plans; (iv) partition and door locations; (v) electrical and mechanical plans and components, including details of capacity, location and configuration; (vi) telephone plans noting any special requirements; (vii) fire safety and security systems; (viii) detail plans; and (ix) finish plans and schedules. Tenant shall have the right to approve all aspects of the Tenant Improvement Drawings. Landlord’s Architect shall prepare and revise the Tenant Improvement Drawings pursuant to Tenant’s comments and requirements and shall deliver to Landlord and Tenant such revised documents, noting any changes from previous versions for Landlord’s and Tenant’s approval. Review and revision of the Tenant Improvement Drawings shall continue until the Tenant Improvement Drawings are approved by Landlord and Tenant, which approval shall not be unreasonably withheld or delayed. Both Landlord and Tenant shall work in good faith and shall coordinate their respective efforts in order to complete the drawings at the earliest reasonable time. The final Tenant Improvement Drawings, when approved, by Landlord and Tenant, are referred to herein as the “Final Plans”. Landlord or Tenant, as applicable, shall construct the Tenant Improvements in a good and workmanlike manner in conformance with the Final Plans.

2.             Cost and Performance of Tenant Improvements.

(a)           Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost to complete the Tenant Improvements, which written estimate will be based on the Final Plans and a guaranteed maximum price construction contract, taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the “Work Cost Estimate”). Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Project Schedule. Upon Tenant’s approval of the Work Cost Estimate, the same shall be hereinafter known as the “Work Cost Statement”.

(b)           Tenant will pay the cost of the Tenant Improvements set forth in the Work Cost Statement, including but not limited to actual costs incurred for all design and planning by Landlord’s Architect, design or engineering firms, and the costs of construction, including labor, Tenant’s project management, supervision, and cleanup costs. Landlord shall apply the Improvement Allowance to the cost of the Tenant Improvements in conformance with Section 3 of the Lease. If the cost of the Tenant Improvements exceeds the Improvement Allowance, then Tenant shall pay the difference to Landlord within thirty (30) days from written notice from Landlord, which notice shall be accompanied in each instance by an invoice or other evidence of the relevant work cost item. Tenant shall have the right to audit the books and records of Landlord at any time during the construction of the Tenant Improvements or within thirty (30) days of any demand by Landlord for payment of excess costs above the Improvement Allowance for the purpose of determining whether Landlord has appropriately and duly incurred any cost item applied towards the cost of the Tenant Improvements. If Tenant’s audit reveals that a work cost item was inappropriately charged against the cost of the Tenant Improvements, then such work cost items shall be deducted from the total cost of the Tenant Improvements, and reimbursed to Tenant if previously paid.

(c)            Before commencing any work relating to the Tenant Improvements, Landlord shall seek competitive bids from not less than three (3) general contractors for the guaranteed maximum price construction contract. Tenant shall have the right to approve of the general contractor selected. Tenant shall also have the right to approve of all cost components of the construction contract to the extent they vary from the Work Cost Statement. Subject to Tenant’s right to select an alternate contractor, and subject to Landlord’s reasonable approval of any alternate contractor, the parties have tentatively selected Golden Triangle Construction as the general contractor for the construction of the Tenant Improvements within the Initial Premises. The final general contractor selected by the parties shall request not less than three (3) competitive bids for all subcontract work to be performed, except where otherwise agreed between Tenant and Landlord, and will provide to Tenant a breakdown of all costs prior to the commencement of any work.

(d)            Notwithstanding any other provision of this Work Letter, Tenant shall have the right to approve of all plans, specifications, and costs prior to commencement of any and all Tenant Improvements, and Landlord shall fully inform Tenant of any other expenses related to the Tenant Improvements, whether from the Improvement Allowance or to be paid directly by Tenant, including but not limited to any change orders, prior to the commencement of such work.

(e)            The cost of Tenant Improvements to be paid from (and to the extent of) the Improvement Allowance, shall include any and all costs/fees associated with construction related activities for completion of the Tenant Improvements which are approved by Tenant’s Project Manager, including but not limited to (i) preparation and modification of the Tenant Improvement Drawings by architect, design, or engineering firms, (ii) labor, supplies, and other associated costs for physical construction of the Tenant Improvements, (iii) consultant’s and vendor’s fees, (iv) Project Management fees to Tenant’s Project Manager as described below, (v) cabling within the Premises, and (vi) signage other than that which is provided by Landlord as part of Landlord’s Work or which is otherwise normally provided by Landlord at no cost to tenants of the Building, and (vii), all additional costs or expenses attributable to any change in the Tenant Improvement Drawings. The Improvement Allowance will not be used to pay for any bonding, or other costs charged by, at the insistence of, or on behalf of Landlord, its employees, or agents.

(f)            Landlord shall cause the general contractor to perform the Tenant Improvements in accordance with the Final Plans and in a good and workmanlike manner.

(g)           For purposes of this Work Letter and the Lease, the term “substantially complete” shall mean when the general contractor certifies in writing to Landlord and Tenant that Landlord has substantially completed all of the Tenant Improvements or Base Building, as applicable, other than decoration and minor “punch list” type items and adjustments which do not materially interfere with Tenant’s access or use of the Premises.

3.             Acceptance of Base Building and Tenant Improvements.

(a)           Base Building. Tenant’s Project Manager or other representative authorized by Tenant shall conduct an inspection of the Base Building with Landlord or Landlord’s authorized representative within twenty one (21) days after written notification to Tenant’s Project Manager that Landlord deems that the Base Building is substantially complete, and shall provide Landlord with a “punch list” of all items to be completed and/or corrected. Any items not on such “punch list” shall be deemed accepted by Tenant, except for latent defects. Landlord shall correct any “punch list” item or latent defect at its sole cost and expense within a reasonable period of time thereafter, and in any event shall commence completion of the “punch list” items and/or correction of a latent defect within three (3) days of receipt of Tenant’s notice, and shall complete the “punch list” item or correction of the latent defect no later than ten (10) days after such notification, unless such completion or correction requires more than ten (10) days, and Landlord has commenced the completion or correction within the three (3) day period and diligently performs the same to completion. In the event Landlord and Tenant do not agree on as to the completion or correction of any particular “punch list” item, Landlord’s Architect shall make the final determination as to whether the same has been completed or corrected.

(b)            Tenant Improvements. Landlord shall provide Tenant with ten (10) days prior written notice of the date on which the Tenant Improvements shall be substantially completed by Landlord. Tenant’s Project Manager or other representative authorized by Tenant’s Project Manager shall then conduct an inspection of the Premises with Landlord or Landlord’s representative within seven (7) days of the date of substantial completion. Within said seven (7) day period, a “punch list” will be prepared by Tenant’s Project Manager or another authorized representative of Tenant, describing “punch list” items to be completed and/or corrected by Landlord. Any items not on such “punch list” shall be deemed accepted by Tenant, except for any latent defects. Landlord shall correct any “punch list” item or latent defect at its sole cost and expense within a reasonable period of time thereafter, and in any event shall commence completion of the “punch list” items and/or correction of a latent defect within three (3) days of receipt of Tenant’s notice, and shall complete the “punch list” item or correction of the latent defect no later than ten (10) days after such notification, unless such completion or correction requires more than ten (10) days, and Landlord has commenced the completion or correction within the three (3) day period and diligently performs the same to completion. In the event Landlord and Tenant do not agree on as to the completion or correction of any particular “punch list” item, Landlord’s Architect shall make the final determination as to whether the same has been completed or corrected.

(c)            Latent Defect. A “latent defect” is a defect in the condition of the Base Building or Premises discovered within the first twelve (12) months from the Commencement Date which defect is not observed during the relevant walk-through inspection.

4.             Miscellaneous.

(a)           Landlord and Tenant shall work in good faith for completion of construction of the Base Building and Tenant Improvements at the lowest practical cost and at the earliest reasonable time consistent with the intended scope, image, and budget/schedule for the project, subject to the terms and provisions outlined in this Work Letter and the Lease. Landlord acknowledges that this may include, but is not limited to, the possibility of staged construction and/or temporary permits for construction and occupancy of all or a portion of the Premises as of April 15, 2002.

(b)            This Work Letter is being executed in conjunction with the Lease and is subject to each and every term and condition thereof, including, without limitation, the limitations of Landlord’s and Tenant’s liability set forth therein.

( c)           Landlord’s Architect and the general contractor selected shall be responsible for determining all physical dimensions of the Premises and the Building which affects any work to be performed by or for Tenant hereunder.

(d)            Tenant’s Project Manager is CRESA Partners. Tenant’s Project Manager shall approve all plans and costs for Tenant Improvements, in writing, prior to commencement of such work, shall approve all change orders, in writing, prior to commencement of work related to any such change orders, and shall approve all invoices and payment requests prior to disbursement by Landlord of any related funds from the Improvement Allowance.

Dated this 21st day of June, 2001.

Landlord:		Tenant:
The Park at CTC, LLC,		Thermo BioStar, Inc., a Delaware corporation
A Colorado limited liability
company

By:	/s/Donald J. Marcotte	By:	/s/Noel Doheny

Name:	Donald J. Marcotte	Name:	Noel Doheny

Title:	Managing Director	Title:	President

Date:	6/25/01	Date:	6.21.01